LOAN AND SECURITY AGREEMENT


                                          among


                                  ROSE'S STORES, INC.,
                                       as Borrower


                        THE FINANCIAL INSTITUTIONS NAMED HEREIN,
                                     as the Lenders,


                                   PPM FINANCE, INC.,
                                       as Co-Agent


                                           and


                              FOOTHILL CAPITAL CORPORATION,
                                        as Agent





                                Dated as of May 21, 1996





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                                    TABLE OF CONTENTS


                                                                         Page

1.  DEFINITIONS AND CONSTRUCTION . . . . . . . . . . . . . . . . . . . . .   1
     1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2    Accounting Terms . . . . . . . . . . . . . . . . . . . . . . .  15
     1.3    Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     1.4    Construction . . . . . . . . . . . . . . . . . . . . . . . . .  15
     1.5    Schedules and Exhibits . . . . . . . . . . . . . . . . . . . .  15

2.  LOAN AND TERMS OF PAYMENT. . . . . . . . . . . . . . . . . . . . . . .  16
     2.1    Revolving Advances . . . . . . . . . . . . . . . . . . . . . .  16
     2.2    Letters of Credit. . . . . . . . . . . . . . . . . . . . . . .  23
     2.3    Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     2.4    [intentionally omitted]. . . . . . . . . . . . . . . . . . . .  27
     2.5    Overadvances . . . . . . . . . . . . . . . . . . . . . . . . .  27
     2.6    Interest:  Rates, Payments, and Calculations . . . . . . . . .  27
     2.7    Collection of Accounts . . . . . . . . . . . . . . . . . . . .  28
     2.8    Crediting Payments; Application of Collections.. . . . . . . .  29
     2.9    Borrower's Designated Account. . . . . . . . . . . . . . . . .  29
     2.10   Maintenance of Loan Account; Statements of Obligations . . . .  30
     2.11   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

3.  CONDITIONS; TERM OF AGREEMENT. . . . . . . . . . . . . . . . . . . . .  31
     3.1    Conditions Precedent to the Initial Advance and Letter of
            Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     3.2    Conditions Precedent to all Advances and all Letters of
            Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     3.3    Condition Subsequent . . . . . . . . . . . . . . . . . . . . .  33
     3.4    Term; Automatic Renewal. . . . . . . . . . . . . . . . . . . .  33
     3.5    Effect of Termination. . . . . . . . . . . . . . . . . . . . .  34
     3.6    Early Termination by Borrower. . . . . . . . . . . . . . . . .  34
     3.7    Termination Upon Event of Default. . . . . . . . . . . . . . .  34
     3.8    Voluntary Reduction of Maximum Amount. . . . . . . . . . . . .  34

4.  CREATION OF SECURITY INTEREST. . . . . . . . . . . . . . . . . . . . .  35
     4.1    Grant of Security Interest . . . . . . . . . . . . . . . . . .  35
     4.2    Negotiable Collateral. . . . . . . . . . . . . . . . . . . . .  35
     4.3    Collection of Accounts, General Intangibles, and Negotiable
            Collateral . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.4    Delivery of Additional Documentation Required. . . . . . . . .  35
     4.5    Power of Attorney. . . . . . . . . . . . . . . . . . . . . . .  36
     4.6    Right to Inspect . . . . . . . . . . . . . . . . . . . . . . .  36

5.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . .  36
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     5.1    No Prior Encumbrances. . . . . . . . . . . . . . . . . . . . .  36
     5.2    Intentionally Omitted. . . . . . . . . . . . . . . . . . . . .  37
     5.3    Eligible Inventory . . . . . . . . . . . . . . . . . . . . . .  37
     5.4    Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     5.5    Location of Inventory and Equipment. . . . . . . . . . . . . .  37
     5.6    Inventory Records. . . . . . . . . . . . . . . . . . . . . . .  37
     5.7    Location of Chief Executive Office; FEIN . . . . . . . . . . .  37
     5.8    Due Organization and Qualification; Subsidiaries . . . . . . .  37
     5.9    Due Authorization; No Conflict . . . . . . . . . . . . . . . .  37
     5.10   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     5.11   No Material Adverse Change . . . . . . . . . . . . . . . . . .  38
     5.12   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     5.13   Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .  39
     5.14   Environmental Condition. . . . . . . . . . . . . . . . . . . .  39
     5.15   Reliance by the Lender Group; Cumulative . . . . . . . . . . .  40

6.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .  40
     6.1    Accounting System. . . . . . . . . . . . . . . . . . . . . . .  40
     6.2    Collateral Reporting . . . . . . . . . . . . . . . . . . . . .  40
     6.3    Financial Statements, Reports, Certificates. . . . . . . . . .  41
     6.4    Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . .  42
     6.5    Intentionally Omitted. . . . . . . . . . . . . . . . . . . . .  42
     6.6    Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     6.7    Title to Equipment . . . . . . . . . . . . . . . . . . . . . .  42
     6.8    Maintenance of Equipment . . . . . . . . . . . . . . . . . . .  42
     6.9    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     6.10   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     6.11   Financial Covenants. . . . . . . . . . . . . . . . . . . . . .  43
     6.12   No Setoffs or Counterclaims. . . . . . . . . . . . . . . . . .  44
     6.13   Location of Inventory and Equipment. . . . . . . . . . . . . .  44
     6.14  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . .  44
     6.15   Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .  44
     6.16   Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     6.17   Collateral Access Agreements . . . . . . . . . . . . . . . . .  45

7.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     7.1    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .  46
     7.2    Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     7.3    Restrictions on Fundamental Changes. . . . . . . . . . . . . .  46
     7.4    Extraordinary Transactions and Disposal of Assets. . . . . . .  47
     7.5    Change Name. . . . . . . . . . . . . . . . . . . . . . . . . .  47
     7.6    Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     7.7    Restructure. . . . . . . . . . . . . . . . . . . . . . . . . .  47
     7.8    Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . .  47
     7.9    Change of Control. . . . . . . . . . . . . . . . . . . . . . .  47

     7.10   Capital Expenditures . . . . . . . . . . . . . . . . . . . . .  48
     7.11   Consignments . . . . . . . . . . . . . . . . . . . . . . . . .  48
     7.12   Distributions. . . . . . . . . . . . . . . . . . . . . . . . .  48
     7.13   Accounting Methods . . . . . . . . . . . . . . . . . . . . . .  48
     7.14   Investments. . . . . . . . . . . . . . . . . . . . . . . . . .  48
     7.15   Transactions with Affiliates . . . . . . . . . . . . . . . . .  48
     7.16   Suspension . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     7.17   Intentionally Omitted  . . . . . . . . . . . . . . . . . . . .  48
     7.18   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .  49
     7.19   Change in Location of Chief Executive Office; Inventory and
            Equipment with Bailees . . . . . . . . . . . . . . . . . . . .  49
     7.20   No Prohibited Transactions Under ERISA . . . . . . . . . . . .  49
     7.21   Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

8.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . .  50

9.  THE LENDER GROUP'S RIGHTS AND REMEDIES . . . . . . . . . . . . . . . .  52
     9.1    Rights and Remedies. . . . . . . . . . . . . . . . . . . . . .  52
     9.2    Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . .  54

10. TAXES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . .  54

11. WAIVERS; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .  55
    11.1   Demand; Protest; etc. . . . . . . . . . . . . . . . . . . . . .  55
    11.2   The Lender Group's Liability for Collateral . . . . . . . . . .  55
    11.3   Indemnification . . . . . . . . . . . . . . . . . . . . . . . .  55

12. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER . . . . . . . . . . . . . .  57

14. DESTRUCTION OF BORROWER'S DOCUMENTS. . . . . . . . . . . . . . . . . .  58

15. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS . . . . . . . . . . . . . .  58
    15.1   Assignments and Participations. . . . . . . . . . . . . . . . .  58
    15.2   Successors. . . . . . . . . . . . . . . . . . . . . . . . . . .  61

16. AMENDMENTS; WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . .  61
    16.1   Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .  61
    16.2   No Waivers; Cumulative Remedies . . . . . . . . . . . . . . . .  62

17. AGENT; THE LENDER GROUP  . . . . . . . . . . . . . . . . . . . . . . .  62
    17.1   Appointment and Authorization of Agent. . . . . . . . . . . . .  62
    17.2   Delegation of Duties. . . . . . . . . . . . . . . . . . . . . .  63
    17.3   Liability of Agent-Related Persons. . . . . . . . . . . . . . .  64

    17.4   Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . .  64
    17.5   Notice of Default or Event of Default . . . . . . . . . . . . .  64
    17.6   Credit Decision . . . . . . . . . . . . . . . . . . . . . . . .  65
    17.7   Costs and Expenses; Indemnification . . . . . . . . . . . . . .  66
    17.8   Agent and Jackson in Individual Capacity. . . . . . . . . . . .  66
    17.9   Successor Agent . . . . . . . . . . . . . . . . . . . . . . . .  67
    17.10  Withholding Tax . . . . . . . . . . . . . . . . . . . . . . . .  67
    17.11  Collateral Matters. . . . . . . . . . . . . . . . . . . . . . .  69
    17.12  Restrictions on Actions by Lenders; Sharing of Payments . . . .  70
    17.13  Agency for Perfection . . . . . . . . . . . . . . . . . . . . .  70
    17.14  Payments by Agent to the Lenders. . . . . . . . . . . . . . . .  70
    17.15  Concerning the Collateral and Related Loan Documents. . . . . .  71
    17.16  Field Audits and Examination Reports; Confidentiality;
           Disclaimers by Lenders; Other Reports and Information . . . . .  71
    17.17  Several Obligations; No Liability . . . . . . . . . . . . . . .  72

18. GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    18.1   Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . .  73
    18.2   Section Headings. . . . . . . . . . . . . . . . . . . . . . . .  73
    18.3   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . .  73
    18.4   Severability of Provisions. . . . . . . . . . . . . . . . . . .  73
    18.5   [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . .  73
    18.6   Counterparts; Telefacsimile Execution . . . . . . . . . . . . .  73
    18.7   Revival and Reinstatement of Obligations. . . . . . . . . . . .  73
    18.8   Integration . . . . . . . . . . . . . . . . . . . . . . . . . .  74
    18.9   Fred's Not Liable . . . . . . . . . . . . . . . . . . . . . . .  74

PAGE
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                                SCHEDULES AND EXHIBITS


Schedule C-1          Commitments
Schedule E-1          Eligible Inventory Locations
Schedule P-1          Permitted Liens
Schedule R-1          Real Property
Schedule 5.10         Litigation
Schedule 5.13         ERISA Benefit Plans
Schedule 5.14         Environmental Condition

Exhibit 6.3           Form of Chief Financial Officer's Certificate
Exhibit 15.1          Form of Assignment and Acceptance


PAGE
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                              LOAN AND SECURITY AGREEMENT


        THIS LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into as of May 21, 1996, among ROSE'S STORES, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 218 South Garnett Street, Henderson, North Carolina 27536, on the one hand, and the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to herein-after each individually as a "Lender" and collectively as the "Lenders"), PPM FINANCE, INC., a Delaware corporation, as co-agent for the Lenders ("Co-Agent"), and FOOTHILL CAPITAL CORPORATION, a California corporation, as agent and collateral agent for the Lenders ("Agent"), on the other hand.

        The parties agree as follows:

      1.     DEFINITIONS AND CONSTRUCTION.

        1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

        "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

        "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to a Person arising out of the sale or lease of goods or the rendition of services by such Person, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

        "Advances" has the meaning set forth in Section 2.1(a).

        "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

        "Agent" means Foothill, solely in its capacity as agent and collateral agent for the Lenders, and shall include any successor agent.

        "Agent's Account" has the meaning set forth in Section 2.7.

        "Agent Advance" has the meaning set forth in Section 2.1(g).

        "Agent Loan" has the meaning set forth in Section 2.1(f).

        "Agent-Related Persons" means Agent and Co-Agent, together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and Affiliates.

        "Agreement" has the meaning set forth in the preamble hereto.

        "Applicable Advance Rate" means fifty percent (50%) during the fiscal month of January, fifty five percent (55%) during the fiscal months of February, March, April and December, sixty percent (60%) during the fiscal months of May, June and July, and sixty five percent (65%) during the fiscal months of August, September, October and November.

        "Assignee" has the meaning set forth in Section 15.1.

        "Assignment and Acceptance" has the meaning set forth in Section 15.1(a) and shall be in the form of Exhibit A-1.

        "Authorized Officer" means any officer or other employee of Borrower.

        "Availability" means, as of the date of determination, the result (so long as such result is a positive number) of (a) the lesser of the Borrowing Base or the Maximum Amount, minus (b) the outstanding Obligations that arise under Sections 2.1 and 2.2.

        "Average Unused Portion of Maximum Amount" means, as of any date of determination, (a) the Maximum Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

        "Bankruptcy Code" means the United States Bankruptcy Code (11
U.S.C. Section 101 et seq.), as amended or supplemented from time to time, and any successor statute.

        "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years, other than a Multiemployer Plan.

        "Borrower" has the meaning set forth in the preamble to this Agreement.

        "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

        "Borrower's Designated Account" means account number 503-20422 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account (located within the United States) of Borrower designated, in writing and from time to time, by Borrower to Agent prior to the date of the establishment of such other deposit account.

        "Borrower's Designated Account Bank" means, as of the Closing Date,
The First National Bank of Boston, whose office is located at 100 Federal Street, Boston, Massachusetts 02110, and whose ABA number is 011-00039, or such other financial institution (located within the United States) that Borrower shall designate to Agent, in writing from time to time.

        "Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lenders to Borrower, or by Agent in the case of an Agent Loan or an Agent Advance.

        "Borrowing Base" has the meaning set forth in Section 2.1(a).

        "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

        "Change of Control" shall be deemed to have occurred at such time as:
a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Fred's becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty percent (30%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

        "Closing Date" means the date of the first to occur of the making of the initial Advance or the issuance of the initial Letter of Credit.

        "Co-Agent" means PPM Finance, Inc., a Delaware corporation, solely in its capacity as co-agent for the Lenders, and shall include any successor co-agent.

        "Code" means the California Uniform Commercial Code, as amended and supplemented from time to time, and any successor statute.

        "Collateral" means any of Borrower's rights, title and interest in and to each of the following:

               (a)    Accounts,
               (b)    Borrower's Books,
               (c)    Equipment,
               (d)    General Intangibles,
               (e)    Inventory,

               (f)    Negotiable Collateral,
               (g)    the Real Property,
               (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of the Lender Group, and
               (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intang-ibles, Inventory, Negotiable Collateral, real property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

        "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or a similar acknowledgement agreement from any warehouseman, processor, lessor, or other Person (including Fred's) in posses-sion of, or having a Lien on or other interest in, any property or assets of Borrower, in each case in form and substance reasonably satisfactory to Agent.

        "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

        "Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Commitment" on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 15.1, and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders.

        "Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Borrower and its Subsidiaries that would, in accordance with GAAP, be classified on a balance sheet as current assets.

        "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its Subsidiaries that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all Advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

        "Daily Balance" means the amount of an Obligation owed at the end of a given day.

        "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

        "Defaulting Lender" has the meaning set forth in Section 2.1(e)(ii).

        "Defaulting Lenders Rate" means the Reference Rate for the first three
(3) days from and after the date the relevant payment is due and thereafter at the interest rate then applicable to Advances.

        "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall reasonably be satisfac-tory to Agent.

        "Dollars or $" means United States dollars.

        "Early Termination Premium" has the meaning set forth in Section 3.6.

        "Eligible Inventory" means Borrower's Inventory consisting of finished goods held for sale in the ordinary course of Borrower's business that are lo-cated at Borrower's premises identified on Schedule E-1 or are in transit from one location on Schedule E-1 to another location on such schedule, that strictly comply with each and all of the representations and warranties respecting Inven-tory made by Borrower in the Loan Documents, and that are and at all times con-tinue to be reasonably acceptable to Agent in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Agent in Agent's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at first-in, first-out cost according to
(i) the Borrower's general ledger for all Inventory located in the Borrower's retail stores and (ii) the perpetual inventory report for all Inventory located in warehouses, on a basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

        (i) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

       (ii) it is not located either (x) on property owned or leased by Borrow-er, or (y) in a contract warehouse subject to a Collateral Access Agreement executed by the warehouseman and segregated or otherwise separately identifiable from goods of others, if any, stored at the contract warehouse;

       (iii) it is not subject to a valid and perfected first priority security interest in favor of Agent for the benefit of the Lender Group; and

       (iv) it consists of goods in transit other than from one location on Schedule E-1 to another location on such schedule.

       "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in ex-cess of $5,000,000,000, or the asset based lending Affiliate of such bank,
(b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a politi-cal subdivision of any such country, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank; provided that such bank is acting through a branch or agency located in the United States,
(c) a finance company, insurance or other financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of an existing Lender, and (e) any other Person approved by Agent and Borrower.

        "Equipment" means all of a Person's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including,
(a) any assets acquired by such Person with the proceeds of any Advance, (b) any interest of such Person in any of the foregoing, and (c) all attachments, acces-sories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

        "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

        "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which such Person was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the insti-tution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Sec-tion 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of its ERISA Affiliates.

        "Event of Default" has the meaning set forth in Section 8.

        "Existing Agent" The First National Bank of Boston, as administrative agent under that certain Revolving Credit Agreement with Borrower dated as of April 28, 1995, as amended.

        "FEIN" means Federal Employer Identification Number.

        "Foothill" means Foothill Capital Corporation, a California corporation.

        "Fred's" means Fred's Inc., a Tennessee corporation.

        "Fred's Transactions" means each of the following, but in each case subject to the prior delivery to Agent and Co-Agent of the form of documentation that will govern such transaction, which documentation shall be acceptable to Agent and Co-Agent in their reasonable credit judgment: (i) the purchase by Fred's of new Inventory from foreign suppliers pursuant to letters of credit for the account of Fred's, which Inventory would then be resold by Fred's to Borrow-er at Fred's cost, without markups; (ii) Fred's combination of orders with Bor-rower for new Inventory to be purchased from vendors in the United States, with Borrower responsible for paying that portion of the Inventory acquired by it in accordance with the terms and conditions provided by the vendors, provided that Borrower's portion of such Inventory is shipped by such vendors directly to Bor-rower; (iii) the sale by Fred's (at Fred's cost, without markup) of Inventory to Borrower, which Inventory would be located at Borrower's Henderson, North Caro-lina distribution center, and which would in turn be resold (at Borrower's cost, without markup) to Fred's for distribution to certain retail outlets of Fred's; and (iv) the sale by Borrower (at Borrower's cost, without markup) of Inventory to Fred's, which Inventory would be located at the Memphis, Tennessee distribu-tion center of Fred's, and which would in turn be resold (at Fred's cost, with-out markup) to Borrower upon distribution to certain of Borrower's retail outlets.

        "Funding Date" means the date on which a Borrowing occurs.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

        "General Intangibles" means all of a Person's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty, franchise, or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

        "Governing Documents" means the certificates or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

        "Governmental Authority" means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Hazardous Materials" or "Hazardous Substances" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applica-ble laws or regulations as "hazardous substances," "hazardous materials," "ha-zardous wastes," "toxic substances," or any other formulation intended to de-fine, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or reproductive toxici-ty, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other regulat-ed wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or ex-plosives or any radioactive materials, and (d) asbestos in any form or electri-cal equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

        "Indebtedness" means: (a) all obligations of a Person for borrowed money, (b) all obligations of a Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of a Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of a Person under capital leases (but excluding operating leases), (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of a Person, irrespective of whether such obligation or liability is assumed, and (e) any obligation of a Person guaranteeing or intended to guarantee (whether guarante-ed, endorsed, co-made, discounted, or sold with recourse to such Person) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

        "Indemnified Liabilities" has the meaning set forth in Section 11.3.

        "Indemnified Person" has the meaning set forth in Section 11.3.

        "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

        "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangi-bles under GAAP.

        "Inventory" means all present and future inventory in which a Person has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Person's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

        "Inventory Letter of Credit" means a documentary Letter of Credit issued to support the purchase by Borrower of Inventory prior to transit to a location set forth on Schedule E-1, that satisfy the following conditions:
(a) all draws thereunder must require presentation of customary documentation (including, if applicable, commercial invoices, packing list, certificate of origin, bill of lading or airwaybill, customs clearance documents, quota state-ment, inspection certificate, beneficiaries statement, and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title) in form and substance reasonably satisfactory to Agent and reflecting the passage to Borrower of title to Inventory conforming to Borrow-er's contract with the seller thereof, (b) the Inventory covered by such Letter of Credit would, but for its not being located at a location set forth on Sched-ule E-1, be Eligible Inventory, and (c) such Letter of Credit shall cease to be an "Inventory Letter of Credit" at such time, if any, as the goods purchased thereunder become Eligible Inventory.

        "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

        "Jackson" means The Jackson National Life Insurance Company, a Michigan life insurance company.

        "L/C" has the meaning set forth in Section 2.2(a).

        "L/C Guaranty" has the meaning set forth in Section 2.2(a).

        "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 15.1.

        "Lender Group" means, individually and collectively, each of the individual Lenders, Agent, and Co-Agent.

        "Lender Group Expenses" means all: reasonable out-of-pocket costs or expenses (including taxes, and insurance premiums) required to be paid by Bor-rower under any of the Loan Documents that are paid or incurred by the Lender Group; fees or charges paid or incurred by the Lender Group in connection with the Lender Group's transactions with Borrower, including, fees or charges for photocopying, notarization, telecommunication, public record searches (including tax lien, litigation, title and UCC searches), filing, recording, publication, and appraisal (including periodic Collateral appraisals); title insurance premi-ums paid; costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Agent re-sulting from the dishonor of checks; reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any pro-vision of the Loan Documents, or in gaining possession of, maintaining, han-dling, preserving, storing, shipping, selling, preparing for sale, or advertis-ing to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by the Lender Group in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Borrower; and the reasonable attorneys fees and expenses incurred by the Lender Group in advising, structuring, drafting, reviewing, administering, amending, terminating, enforc-ing (including attorneys fees and expenses incurred in connection with a "work-out," a "restructuring," or an Insolvency Proceeding concerning Borrower), de-fending, or concerning the Loan Documents, irrespective of whether suit is brought.

        "Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

        "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute or contract, whether such interest shall be recorded or perfected and whether such interest shall be con-tingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, and including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypotheca-tion, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment or bail-ment for security purposes. The term "Lien" also shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property that such Person shall have acquired or shall hold subject to a conditional sale agreement or other arrangement (including a leasing arrangement) pursuant to which title to the property shall have been retained by or vested in some other Person for security purposes.

        "Loan Account" has the meaning set forth in Section 2.10.

        "Loan Documents" means this Agreement, the Security Agreement, the Mortgages, the Disbursement Letter, the Letters of Credit, the Lockbox Agree-ments, the Collateral Access Agreements, any note or notes executed by Borrower and payable to the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.

        "Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

        "Lockbox Agreements" means those certain Lockbox Operating
Procedural Agreements, those certain Depository Account Agreements, and those certain letter agreements authorizing transfers to Agent's designated blocked account, in each case in form and substance satisfactory to Agent, each of which is among Borrower, Agent, and one of the Lockbox Banks.

        "Lockbox Banks" means, as of the Closing Date, The First National
Bank of Boston, Centura Bank, and First Union Bank, and such other financial institutions as may replace one or more of the foregoing, or be added to the foregoing, in each case upon the direction of Borrower and with the consent of Agent (which, prior to an Event of Default, shall not be unreasonably withheld).

        "Lockboxes" has the meaning set forth in Section 2.7.

        "Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Col-lateral, (c) a material adverse effect on the value of the whole or any material part of the Collateral or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforce-ment) in the liquidation of such Collateral, or (d) a material impairment of the priority of the Lender Group's liens or security interests in the Collateral.

        "Maximum Amount" means, as of the date any determination thereof is to be made, $120,000,000.

        "Merger" means the merger of FR Acquisition Corp. into Borrower pursuant to the Merger Agreement.

        "Merger Agreement" means that certain Agreement and Plan of Merger dated as of May 7, 1996 among Fred's, FR Acquisition Corp. and Borrower.

       "Mortgages" means one or more mortgages, deeds of trust, or deeds to secure debt, executed by Borrower in favor of Agent, for the benefit of the Lender Group, the form and substance of which shall be reasonably satisfactory to Agent, that encumber the Real Property and the related improvements thereto.

         "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

        "Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, certificated securities (includ-ing the shares of stock of Subsidiaries of such Person), documents, personal property leases (wherein a Person is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

        "Non Cash Losses" means any losses of Borrower arising out of its write downs of Inventory or fixed assets.

        "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to the Lender Group under any outstanding Letters of Credit, premiums (including Early Termi-nation Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees or Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued) lease payments, guaranties, covenants, and duties owing by Borrow-er to the Lender Group of any kind and description (whether pursuant to or evi-denced by the Loan Documents or pursuant to any other agreement between the Lender Group and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that the Lender Group may have obtained by assignment or otherwise, and further including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

        "Originating Lender" has the meaning set forth in Section 15.1(e).

        "Overadvance" has the meaning set forth in Section 2.5.

        "Participant" has the meaning set forth in Section 15.1(e).

        "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Agent, from Existing Lender respecting the amount necessary to satisfy in full all of the obligations of Borrower owing to Existing Lender, ex-cept as provided in Schedule P-1 and obtain a termination or release of all of the security interests or liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

        "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

        "Permitted Liens" means (a) Liens held by Agent for the benefit of the Lender Group, (b) Liens for unpaid taxes, assessments, or other governmental charges that are not yet due and payable, (c) Liens set forth on Schedule P-1 attached hereto, (d) purchase money Liens and Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the Lien only secures the purchase price of the asset, (e) easements, rights of way, reservations, covenants, con-ditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto,
(f) obligations and duties as lessee under any lease existing on the date of this Agreement, and (g) mechanics', materialmen's, warehousemen's, or similar Liens that arise by operation of law.

        "Permitted Protest" means the right of a Person to protest any Lien, tax, rental payment, or other charge, other than any such Lien or charge that secures the Obligations, provided that (a) a reserve with respect to such obli-gation is established on the books of such Person in an amount that is reason-ably satisfactory to Agent, (b) any such protest is instituted and diligently prosecuted by such Person in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the en-forceability, validity, or priority of any of the Liens of Agent for the benefit of the Lender Group in and to the Collateral.

        "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited lia-bility partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

        "Plan" means any employee benefit plan, program, or arrangement within the meaning of Section 3(3) of ERISA, maintained or contributed to by Borrower or with respect to which it may incur liability.

        "Pro Rata Share" means, with respect to a Lender, a fraction
(expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the aggregate amount of the Commitments.

        "Real Property" means the parcel or parcels of real property and the related improvements thereto identified on Schedule R-1, and any parcels of real property hereafter acquired by Borrower.

        "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," "prime rate" or "reference rate," ir-respective of whether such announced rate is the best rate available from such financial institution.

        "Renewal Date" has the meaning set forth in Section 3.4.

        "Report" has the meaning set forth in Section 17.16(a).

        "Reportable Event" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days notice to the PBGC is waived under applicable regulations.

        "Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate sixty six and two thirds percent (66.67%) or more of the Commitments.

        "Reserve" means a reserve established by Agent for Inventory from past seasons, Inventory shrinkage, or Inventory that is obsolete or slow moving, a restrictive or custom item, live plants, food or other perishable items (other than soft drinks or packaged candies), work-in-process, a component that is not part of finished goods, Inventory that constitutes spare parts, packaging and shipping materials, supplies used or consumed in a Borrower's business, Inven-tory subject to a security interest or lien in favor of any third Person, bill and hold goods, samples or demonstration items, defective goods, "seconds," or Inventory acquired on consignment and the proceeds of the sales thereof to the extent owed to the consignor.

        "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

        "Revolving Facility Usage" means, as of any date of determination, the aggregate amount of Advances and undrawn or unreimbursed Letters of Credit outstanding.

        "Security Agreement" means the Intellectual Property Security Agreement, dated as of even date herewith, between Borrower, on the one hand, and Agent for the benefit of the Lender Group, on the other hand.

        "Settlement" has the meaning set forth in Section 2.1(f).

        "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commit-ments as they mature in the normal course of business, and (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature. In computing the amount of con-tingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances exist-ing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

        "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordi-nary voting power to elect a majority of the board of directors or appoint other managers of such corporation, partnership, limited liability company, or other entity.

        "Tangible Net Worth" means, as of the date any determination thereof is to be made, the difference of (a) Borrower's total stockholder's equity, minus (b) the sum of: (i) all Intangible Assets of Borrower, (ii) all of Bor-rower's prepaid expenses, and (iii) all amounts due to Borrower and its Subsid-iaries from Affiliates.

        "Voidable Transfer" has the meaning set forth in Section 15.8.

        "Unfunded Benefit Liability" has the meaning set forth in Section 5.13.

        "Working Capital" means the result obtained from subtracting Consolidated Current Liabilities from Consolidated Current Assets.

               1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean the Borrower, and if Borrower has a Subsidiary in the future, on a consolidated basis unless the context clearly requires otherwise.

               1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

               1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agree-ment as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the requisite members of the Lender Group. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replace-ments, substitutions, and supplements, thereto and thereof, as applicable.

               1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

        2.     LOAN AND TERMS OF PAYMENT.

               2.1    Revolving Advances.

                      (a) Amount. Subject to the terms and conditions of this Agreement, each Lender agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the difference of: (i) the lesser of: (A) the Maximum Amount, and (B) the Borrowing Base, minus (ii) the sum of (A) the aggregate amount of all undrawn or unreimbursed Letters of Credit (other than Inventory Letters of Credit) plus (B) fifty percent (50%) of the aggregate amount of all undrawn or unreimbursed Inventory Letters of Credit. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the difference of:

                      (y) the product of (1) Applicable Advance Rate times (2)
               the amount of Eligible Inventory, subject to the Reserve which shall initially be eight and one half percent (8.5%) of Borrow-er's gross Inventory (which Reserve shall be subject to review and adjustment from time to time in the reasonable discretion of Agent, based upon the seasonal composition of Borrower's Inven-tory and such other factors as Agent reasonably determines affect Borrower's Inventory or its value).

                                    minus

                      (z) the aggregate amount of reserves, if any, established by Agent under Sections 2.1(b), 6.16, 10 or for the net amount owed by Borrower to JBI Holding Company, Inc. from time to time, if any.

The Lenders shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Amount. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                      (b) Advance Rate Adjustments and Reserves. Anything to the contrary in Section 2.1(a) above notwithstanding, Agent may create reserves against or reduce its advance rates based upon Eligible Inventory upon three (3) Business Days advance notice to Borrower that Agent intends to do so because Agent has reasonably determined that there has occurred a Material Adverse Change.

                      (c) Procedure for Borrowing. Each Borrowing shall be made upon Borrower's irrevocable request therefor delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Funding Date if such advance is for $10,000,000 or less or no later than 10:00 a.m. (California time) on the Business Day immediately preceding the requested Funding Date if such advance is for more than $10,000,000) specifying (i) the amount of the Borrowing; and (ii) the requested Funding Date, which shall be a Business Day. Agent is authorized to make Advances under this

Agreement based upon telephonic or other instructions received from anyone pur-porting to be an Authorized Officer, or without instructions if pursuant to
Section 2.6(d). Borrower agrees to establish and maintain Borrower's Designated Account with Borrower's Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance requested by Borrower and made by Agent hereunder shall be made to Borrower's Designated Account.

                     (d) Agent's Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.1(c), the Agent shall elect, in its dis-cretion, (i) to have the terms of Section 2.1(e) apply to such requested Borrow-ing, or (ii) to make an Agent Loan pursuant to the terms of Section 2.1(f) in the amount of the requested Borrowing.

                     (e)    Making of Advances.

                           (i)  In the event that the Agent shall elect to have
the terms of this Section 2.1(e) apply to a requested Borrowing as described in
Section 2.1(d), then promptly after receipt of a request for a Borrowing pur-suant to Section 2.1(c), the Agent shall notify the Lenders, not later than 1:00 p.m. on the Business Day immediately preceding the Funding Date applicable thereto, by telephone and promptly followed by telecopy, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may desig-nate, not later than 12:00 p.m. (California time) on the Funding Date applicable thereto. After the Agent's receipt of the proceeds of such Advances, upon sat-isfaction of the applicable conditions precedent set forth in Sections 3.1 and 3.2, the Agent shall make the proceeds of such Advances available to Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Advances received by the Agent to the Borrower's Designated Deposit Account; provided, however, that, subject to the provisions of Section 2.1(k), the Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that (i) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.

                          (ii)  Unless Agent receives notice from a Lender on or
prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Bor-rowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice of Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclu-sive, absent manifest error. If such amount is paid to Agent such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not paid to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applic-able at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date. Any Lender that fails to make any Advance that it is required to make hereunder on any Funding Date and that has not cured such failure by making such Advance within one (1) Business Day after written demand upon it by Agent to do so, shall constitute a "Defaulting Lender" for purposes of this Agreement until such Advance is made.

                            (iii)  Agent shall not be obligated to transfer to a
Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or con-senting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Commitment shall be deemed to be zero (-0-). This section shall remain effective with respect to such Defaulting Lender until (x) the Ob-ligations under this Agreement shall have been declared or shall have become immediately due and payable or (y) the requisite non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender's default in writing. The operation of this section shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the perform-ance by Borrower of its duties and obligations hereunder.

                      (f)    Making of Agent Loans.

                            (i)   In the event the Agent shall elect to have the
terms of this Section 2.1(f) apply to a requested Borrowing as described in Sec-tion 2.1(d), Agent shall make an Advance in the amount of such Borrowing (any such Advance made solely by Agent pursuant to this Section 2.1(f) being referred to as an "Agent Loan" and such Advances being referred to collectively as "Agent Loans") available to Borrower on the Funding Date applicable thereto by trans-ferring same day funds to Borrower's Designated Deposit Account. Each Agent Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Agent solely for its own account (and for the ac-count of the holder of any participation interest with respect to such Advance). Subject to the provisions of Section 2.1(k), the Agent shall not make any Agent Loan if the Agent shall have received written notice from any Lender, or other-wise has actual knowledge, that (i) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the request-ed Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Agent shall not otherwise be required to determine whether the applicable conditions precedent set forth in Sections 3.1 or 3.2 have been satisfied on the Funding Date applicable there-to prior to making, in its sole discretion, any Agent Loan.

                           (ii)   The Agent Loans shall be secured by the Col-
lateral and shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Obligations pursuant to
Section 2.6 hereof.

                      (g)    Agent Advances.

                             (i)  Agent hereby is authorized by Borrower and the
Lenders, from time to time in Agent's sole discretion, (1) after the occurrence of a Default or an Event of Default (but without constituting a waiver of such Default or Event of Default), or (2) at any time that any of the other applic-able conditions precedent set forth in Section 3.1 or 3.2 have not been satis-fied, to make Advances to Borrower on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in
Section 10 (any of the Advances described in this Section 2.1(g) being herein-after referred to as "Agent Advances"); provided, that Agent shall not make any Agent Advances to Borrower without the consent of the Required Lenders if the amount thereof would exceed $500,000 in the aggregate at any one time.

                           (ii)  Agent Advances shall be repayable on demand and
secured by the Collateral, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to the Obliga-tions pursuant to Section 2.6.

                      (h) Settlement. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to be equal at all times to such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, the Agent, and the Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Agent Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

                          (i)  The Agent shall request settlement ("Settlement")
with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, (1) for itself, with respect to each Agent Loan and Agent Advance, and (2) with respect to Collections received, as to each by notifying the Lenders by telephone and promptly followed by telecopy, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. (California time) on the Business Date immediately preceding the date of such requested Settlement (the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Agent Loans, and Agent Advances for the period since the prior Settlement Date, the amount of repayments received in such period, and the amounts allocated to each Lender of the interest, fees, and other charges for such period. Subject to the terms and conditions contained herein (including Section 2.1(h)(ii)): (y) if a Lender's balance of the Advances, Agent Loans, and Agent Advances exceeds such Lender's Pro Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settle-ment Date, then Agent shall by no later than 1:00 p.m (California time) on the Settlement Date transfer in same day funds to the account of such Lender as Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Ad-vances, Agent Loans, and Agent Advances; and (z) if a Lender's balance of the Advances Agent Loans, and Agent Advances is less than such Lender's Pro Rata Share of the Advances Agent Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 1:00 p.m. (California time) on the Settlement Date transfer in same day funds to such account of the Agent as the Agent may designate, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Agent Loans, and Agent Advances. Such amounts made available to the Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Agent Loan or Agent Advance and, together with the portion of such Agent Loan or Agent Advance representing Foothill's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applica-ble thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lenders Rate.

                          (ii)  In determining whether a Lender's balance of the
Advances, Agent Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Agent Loans, and Agent Ad-vances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be dis-tributed by Agent to that Lender as part of such Settlement; provided, however, that the arrangement fee payable by Borrower under Section 2.11(a) shall be dis-tributed to the Lenders within one (1) Business Day following the Closing Date without regard to the netting of amounts owing to or owed by any Lender as part of a Settlement.

                       (iii) Between Settlement Dates, the Agent, to the extent no Agent Advances or Agent Loans are outstanding, may pay over to Foothill any payments received by the Agent, which in accordance with the terms of the Agreement would be applied to the reduction of the Advances, for application to Foothill's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Foothill's Pro Rata Share of the Advances other than to Agent Loans or Agent Advances, as provided for in the previous sentence, Foothill shall pay to the Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, the Agent with respect to Agent Loans and Agent Ad-vances, and each Lender with respect to the Advances other than Agent Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Agent or the Lenders, as applicable.

                      (i) Notation. The Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Agent Loans and Agent Advances owing to the Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

                     (j) Lenders' Failure to Perform. All Advances (other than Agent Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obliga-tion to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.

                      (k) Overadvances. Agent shall not make any voluntary Overadvances without the written consent of the Required Lenders except for amounts charged to the Loan Account for interest, fees or Lender Group Expenses pursuant to Section 2.1(g)(i). If the condition for borrowing under Section 3.2(d) cannot be fulfilled, the Agent may, but is not obligated to, knowingly and intentionally continue to make Advances (including Agent Loans) to Borrower such failure of condition notwithstanding, so long as, at any time, (i) the out-standing Revolving Facility Usage does not exceed the Borrowing Base by more than the amount proposed by Agent and agreed to by the Required Lenders, (ii) such Advances are made pursuant to a plan (proposed by Agent and agreed to by the Required Lenders) for the elimination of the outstanding Revolving Facility Usage in excess of the Borrowing Base, and (iii) the outstanding Revolving Facility Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Amount. The foregoing pro-visions are for the sole and exclusive benefit of the Agent and the Lenders and are not intended to benefit Borrower in any way. The Advances and Agent Loans, as applicable, that are made pursuant to this Section 2.1(k) shall be subject to the same terms and conditions as any other Agent Advance or Agent Loan, as applicable, except that the rate of interest applicable thereto shall be the rates set forth in Section 2.6(b) without regard to the presence or absence of a Default or Event of Default; provided, that the Required Lenders may, at any time, revoke Agent's authorization contained in this Section 2.1(k) to make Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses), any such revocation to be in writing and to become effective upon Agent's receipt thereof; provided further, however, that the making of such Overadvances shall not constitute a waiver of such Event of Default arising therefrom.

                             In the event Agent obtains actual knowledge that
Revolving Facility Usage exceeds the amount permitted by the preceding para-graph, regardless of the amount of or reason for such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any further) inten-tional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event any Lender dis-agrees over the terms of reduction and/or repayment of any Overadvance, the terms of reduction and/or repayment thereof shall be implemented according to the determination of the Required Lenders.

                          Each Lender shall be obligated to settle with Agent as
provided in Section 2.1(h) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.1(k), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

                      (l)   Effect of Bankruptcy.   If a case is commenced by or
against Borrower under the Bankruptcy Code, or other statute providing for debtor relief, then, unless otherwise agreed by all Lenders, the Lender Group shall not make additional loans or provide additional financial accommodations under the Loan Documents to Borrower as debtor or debtor-in-possession, or to any trustee for Borrower, nor consent to the use of cash collateral (provided that the Loan Account shall continue to be charged, to the fullest extent permitted by law, for accruing interest, fees, and Lender Group Expenses).

               2.2    Letters of Credit.

                      (a) Agreement to Cause Issuance; Amounts; Outside Expiration Date. Subject to the terms and conditions of this Agreement, Agent agrees to take reasonable steps to cause to be issued for the account of Bor-rower letters of credit (each, an "L/C") or guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower in an aggregate undrawn and unreimburs-ed amount (taking into account any Letters of Credit previously issued and out-standing and calculated after giving effect to any proposed issuance) not to exceed the least of: (i) the Borrowing Base less the amount of outstanding Ad-vances, (ii) the Maximum Amount less the amount of outstanding Advances, or
(iii) $40,000,000. Borrower expressly understands and agrees that Agent shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and the Lender Group acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Agent in its reasonable discretion. If the Lender Group is obligated to advance funds under a Letter of Credit, the amount so advanced immediately shall be deemed to be an Advance made by the Lender Group to Borrow-er pursuant to Section 2.1 and, thereafter, shall bear interest at the rate then applicable to such Advances under Section 2.6.

                    (b) Indemnification. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, including payments made by the Lender Group, expenses, and reason-able attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by the Lend-er Group and opened to or for Borrower's account or by Agent's interpretations of any letter of credit issued by the Lender Group to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Bor-rower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modi-fications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require the Lender Group to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reason-able attorneys fees), or liability incurred by the Lender Group under any L/C Guaranty as a result of the Lender Group's indemnification of any such issuing bank.

                    (c) Supporting Materials. Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by the Lender Group to deliver to Agent all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Agent's instruc-tions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                   (d) Compensation for Letters of Credit. Any and all charges, commissions, reasonable fees, and out-of-pocket costs incurred by the Agent re-lating to the letters of credit guaranteed by the Lender Group shall be con-sidered Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent. On the first day of each month, Borrower will pay the Lender Group, for the pro rata benefit of the Lenders, a fee (in addition to the aforementioned charges, commissions, fees, and costs) equal to one and one half percent (1.50%) per annum times the average Daily Balance of the Letters of Credit that were outstanding during the immediately preceding month. Charges, commissions, fees, and costs may be charged to Bor-rower's Loan Account at the time the service is rendered or the commission, fee, or cost is incurred.

                    (e) Cash Collateral. Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Agent in an amount equal to the maximum amount of the Lender Group's obligations under Letters of Credit, or (ii) cause to be delivered to Agent re-leases of all of the Lender Group's obligations under outstanding Letters of Credit. At Agent's discretion, any proceeds of Collateral received by Agent after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                    (f) Increased Costs. If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Agent with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                     (A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued here-under, or

                     (B) there shall be imposed on the issuing bank or the Lender Group any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to directly or indirectly increase the cost to the issuing bank or the Lender Group of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or the Lender Group, then, and in any such case, Agent may, at any time within a rea-sonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Agent may specify to be necessary to compensate the issuing bank or the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.6(a) or (b)(i), as applicable. The determination by the issuing bank or Agent, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certi-ficate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                      (g)    Participations.

                             (1)   Purchase of Participations.  Immediately upon
issuance of any Letter of Credit in accordance with this Section 2.2, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the credit support or enhancement provided through the Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender's Pro Rata Share of the face amount of such Letter of Credit (including, without limitation, all obligations of Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

                            (2)   Documentation.  Upon the request of any
Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit, and such other documenta-tion as may reasonably by requested by such Lender.

                             (3)    Obligations Irrevocable.  The obligations of
each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any credit support or enhancement provided through the Agent with respect to a Letter of Credit, and the obligations of Borrower to make pay-ments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including, without limita-tion, any of the following circumstances:

                                    (i)   any lack of validity or enforceability
of this Agreement or any of the other Loan Documents;

                                    (ii)  the existence of any claim, setoff,
defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower or any other Person and the beneficiary named in any Letter of Credit);

                                   (iii)  any draft, certificate or any other
document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                    (iv)  the surrender or impairment of any
security for the performance or observance of any of the terms of any of the Loan Documents; or

                                    (v)   the occurrence of any Default or Event
of Default.

               2.3      Payments.

                      (a)    Payments by Borrower.

                             (i)    All payments to be made by Borrower shall be
made without set-off, recoupment, deduction, or counterclaim, except as other-wise required by law. Except as otherwise expressly provided herein, all pay-ments by Borrower shall be made to Agent for the account of the Lenders or Agent, as the case may be, at Agent's address set forth in Section 12, and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), at the option of Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                             (ii)   Whenever any payment is due on a day other
than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                             (iii)  Unless Agent receives notice from Borrower
prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Bor-rower has made such payment in full to Agent on such date in immediately avail-able funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Reference Rate for each day from the date such amount is distributed to such Lender until the date repaid.

                     (b) Apportionment, Application, and Reversal of Payments. Except as otherwise provided with respect to Defaulting Lenders, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Advances to which such payments relate held by each Lender) and payments of the fees (other than fees designated for Agent's, Co-Agent's or PPM America, Inc.'s separate accounts) shall, as applic-able, be apportioned ratably among the Lenders. All payments shall be remitted to Agent and all such payments not relating to principal or interest of specific Advances, or not constituting payment of specific fees, and all proceeds of Col-lateral received by Agent, shall be applied, first, to pay any fees, or expense reimbursements then due to Agent or Co-Agent from Borrower; second, to pay any fees or expense reimbursements then due to the Lenders from Borrower; third, to pay interest due in respect of all Advances, including Agent Loans and Agent Advances; fourth, to pay or prepay principal of Agent Loans and Agent Advances; fifth, ratably to pay principal of the Advances (other than Agent Loans and Agent Advances) and unreimbursed obligations in respect of Letters of Credit; and sixth, ratably to pay any other Obligations due to Agent or any Lender by Borrower. Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provid-ed for in Section 2.1(h).

               2.4    [intentionally omitted]

               2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Sections
2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Agent for the benefit of the Lender Group, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accord-ance with the priority set forth in Section 2.3(b).

               2.6    Interest:  Rates, Payments, and Calculations.

                     (a) Interest Rate. All Obligations, except for undrawn Letters of Credit, shall bear interest at a per annum rate of one and three eighths (1.375) percentage points above the Reference Rate. After the Merger, the rate of interest charged on the Obligations will be either: (x) one and one eighths (1.125) percentage points above the Reference Rate; or (y) seven eighths (.875) percentage point above the Reference Rate for any month in which Borrow-er's average unused credit availability based upon Eligible Inventory is $25,000,000 or more.

                     (b) Default Rate. (i) All Obligations, except for undrawn Letters of Credit, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to three (3) percentage points above the pre-default rate, (ii) From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to three and one half percent (3.50%) per annum times the amount of the undrawn Letters of Credit that were outstand-ing during the immediately preceding month.

                   (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than seven percent (7%) per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum rate, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to the minimum rate.

                    (d) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Agent, at its option, without prior notice to Borrower, to charge such interest, all Lender Group Expenses (as and when incurred), and all installments or other payments due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall constitute Advances hereunder and accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable hereunder.

                    (e) Computation. The Reference Rate as of the date of this Agreement is eight and one-quarter percent (8.25%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                    (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final deter-mination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, any-thing contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

               2.7 Collection of Accounts. Borrower shall at all times main-tain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect there-of to such Lockboxes. Borrower, Agent, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all receipts of cash and checks arising out of sales of Inventory in the ordinary course of business shall be deposited by its individual stores into local collection accounts, and that each depositary institution where such collection accounts are maintained shall be irrevocably instructed to immediately forward such Collections to a Lockbox Account. Borrower agrees that all other Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Agent which consent shall not be unreasonably withheld. Upon the terms and subject to the condi-tions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Agent's Account") maintained by Agent at a depositary selected by Agent.

               2.8 Crediting Payments; Application of Collections. The re-ceipt of any Collections by Agent (whether from transfers to Agent by the Lock-box Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent's Account or unless and until such Collection item is honored when pre-sented for payment. From and after the Closing Date, Agent shall be entitled to charge Borrower for one (1) Business Day of `clearance' or `float' at the rate set forth in Section 2.6(a) or Section 2.6(b)(i), as applicable, on all Collec-tions that are received by Agent (regardless of whether forwarded by the Lockbox Banks to Agent, whether provisionally applied to reduce the Obligations under
Section 2.1, or otherwise). This across-the-board one (1) Business Day clearance or float charge on all Collections shall be for the sole account of Agent, and such clearance or float charge is acknowledged by the parties to constitute an integral aspect of the pricing of the Lender Group's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Agent, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one
(1) Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Any-thing to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent's Account on or before 11:00 a.m. California time. If any Collection item is received into the Agent's Account after 11:00 a.m. California time it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

               2.9 Borrower's Designated Account. Agent and the Lenders are authorized to make the Advances and to issue the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer, or without instructions if pursuant to
Section 2.6(d). Borrower agrees to establish and maintain Borrower's Designated Account with Borrower's Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by the Lender Group hereunder. Unless otherwise agreed by Agent and Borrower, any Advance requested by Borrower and made by the Lender Group hereunder shall be made to Borrower's Designated Account.

               2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Agent or the Lenders to Borrower or for Borrower's account, including, Advances, interest accrued, Lender Group Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all pay-ments received by Agent from Borrower or for Borrower's account, including all amounts received in the Agent's Account from any Lockbox Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, nterest, fees, and including an itemization of all charges and expenses consti-tuting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Agent by registered or certified mail at its address specified in Section 12, written objection thereto describ-ing the error or errors contained in any such statements.

               2.11 Fees. Borrower shall pay to Agent for the ratable benefit of the Lender Group (except as otherwise indicated) the following fees:

                    (a) Arrangement Fee. A fee (the "Arrangement Fee") for the account of Agent and PPM America, Inc. in an amount equal to (i) $600,000 less
(ii) the amount of the Arrangement Fee paid to Agent for the issuance of a commitment letter respecting this financing. In the event that the Merger occurs on or before October 31, 1996, the Arrangement Fee shall be reduced to $450,000. The balance of the Arrangement Fee shall be fully earned on the Closing Date and shall be payable as follows: (i) $350,000 on August 31, 1996 and the balance, if any, on October 31, 1996, or (ii) if earlier, in full on the date of the Merger. The Arrangement Fee shall be non-refundable when paid.

                    (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to three eighths of one percent (0.375%) per annum times the Average Unused Portion of the Maximum Amount during the prior month;

                    (c) Financial Examination, Documentation, and Appraisal Fees. For each of the respective sole and separate accounts of Agent and, to the extent Co-Agent accompanies Agent under Section 4.6 hereof, Co-Agent: (i) a separate fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by the respective personnel employed by Agent and, if applicable, by Co-Agent; (ii) an appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by the respective personnel employed by Agent and, if applicable, by Co-Agent (it being understood and agreed that, without limiting the generality of Agent's inspection and appraisal rights here-under, Agent shall have the right to have the Eligible Inventory (or any portion thereof) appraised by a qualified appraisal company selected by Agent from time to time for the purpose of determining the value of

Eligible Inventory); (iii) the actual charges paid or incurred by Agent and, if applicable, by Co-Agent, if Agent or Co-Agent elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral. So long as no Event of Default has occurred, appraisals by appraisal companies shall not be con-ducted more frequently than semi-annually and financial analyses and examina-tions will not be conducted more frequently than quarterly;

                    (d) Loan Fee. On each anniversary of the Closing Date, a fee in an amount equal to three eighths of one percent (0.375%) of the Maximum Amount; provided, however, no loan fee shall be payable by Borrower after the date of Merger; and

                    (e) Agency Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are out-standing, an agency fee in an amount equal to $12,500 per month, for the sole account of Agent.

        3.     CONDITIONS; TERM OF AGREEMENT.

               3.1 Conditions Precedent to the Initial Advance and Letter of Credit. The obligation of the Lender Group to make the initial Advance or to issue the initial Letter of Credit is subject to the fulfillment, in form and substance to the satisfaction of Agent, Co-Agent and their counsel, of each of the following conditions on or before the Closing Date. In the event that such conditions are not met on or before the Closing Date, then this Agreement shall be null and void, and the Lenders, Agent and Co-Agent shall not have any obliga-tions, responsibilities or liabilities hereunder.

                   (a)  the Closing Date shall occur on or before May 31, 1996;

                   (b) Agent shall have received searches reflecting the filing of its financing statements and fixture filings;

                   (c) Agent shall have received each of the following docu-ments, duly executed, and each such document shall be in full force and effect:

                        (i)    the Lockbox Agreements;

                        (ii)   the Disbursement Letter;

                        (iii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination of Existing Lender's Liens in and to the properties and assets of Borrower;

                        (iv)   the Mortgages; and

                        (v)    the Security Agreements;

                   (d) Agent shall have received a certificate from the Secre-tary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                   (e) Agent shall have received copies of Borrower's Govern-ing Documents, as amended, modified, or supplemented to the Closing Date, certi-fied by the Secretary of Borrower;

                   (f) Agent shall have received a certificate of status with respect to Borrower, dated within ten (10) days of the Closing Date, by the appropriate officer of the jurisdiction of organization of Borrower, which cer-tificate shall indicate that Borrower is in good standing in such jurisdiction;

                    (g) Agent shall have received certificates of status with respect to Borrower, each dated within ten (10) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which Borrower is required to be qualified to do business, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                    (h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10;

                    (i) Agent shall have received satisfactory opinions of Borrower's counsel;

                    (j) Agent shall have received ALTA Lender's Policies of Title Insurance, or a commitment therefor, from a title company satisfactory to Agent, in an amount satisfactory to Agent, insuring its first priority lien upon each parcel of, or lessee's interest in, the Real Property. Such policies shall contain such endorsements as shall be required by Agent, shall contain only those exceptions acceptable to Agent, and shall be in form reasonably satisfac-tory to Agent.

                    (k) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded; and

                    (l) Borrower shall have on the Closing Date, (after taking into account the repayment of all existing revolving indebtedness owed to Exist-ing Lender and the replacement of all existing letters of credit issued or ar-ranged by Existing Lender, and net of all accounts payable more than thirty (30) days past due), at least $10,000,000 in the aggregate of unrestricted cash on hand and unused borrowing availability under Section 2.1(a).

               3.2 Conditions Precedent to all Advances and all Letters of Credit. The following shall be conditions precedent to all Advances and all Letters of Credit hereunder:

                    (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                    (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

                    (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, the Lender Group, or any of their Affiliates;

                    (d) the amount of the Obligations, after giving effect to the requested Advance or Letter of Credit, shall not exceed the Availability.

               3.3 Condition Subsequent. As a condition subsequent to the making of the initial Advance or the issuance of the initial Letter of Credit, Borrower shall, as soon as available and in any event within thirty (30) days after the Closing Date, deliver to Agent the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be reasonably satisfactory to Agent (the failure by Borrower to so perform or cause to be performed constituting an Event of Default hereunder).

               3.4 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender Group and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three (3) years from the Closing Date and automa-tically shall be renewed for successive three (3) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either Borrower or Agent, on behalf of the Lender Group, may terminate this Agreement effective on the Renewal Date or on any anniversary of the Renewal Date by giving the other party at least ninety (90) days prior written notice by registered or certified mail, return receipt requested. Agent shall give Lenders written notice of the pend-ing automatic renewal at least one hundred twenty (120) days before the Renewal Date or such anniversary thereof. Agent must give written notice of Lenders' election to terminate this Agreement if any Lender so instructs Agent at least one hundred (100) days before the Renewal Date or such anniversary thereof. The foregoing notwithstanding, Agent, on behalf of the Lender Group shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

               3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and the continuing security interests of the Lender Group in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligation to provide additional credit hereunder is terminated.

               3.6 Early Termination by Borrower. Borrower has the option, at any time upon sixty (60) days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the ratable benefit of the Lender Group, in cash, the Obligations (including an amount equal to the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to: (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the first anniversary of the Closing Date, three percent (3.0%) times the Maximum Amount; (b) during the period of time from and including the first anniversary of the Closing Date up to the second anniversary of the Closing Date, two percent (2.0%) times the Maximum Amount; (c) during the period of time from and including the second anniversary of the Closing Date up to the Renewal Date, one percent (1.0%) times the Maximum Amount; provided, however, that the Early Termination Premium during the first year of the Facility shall be reduced to an amount equal to one half percent (.50%) of the Maximum Amount if the Merger does not occur, and such pre-payment is made by Borrower from proceeds of an equity or convertible Indebted-ness investment in Borrower of not less than $17,500,000; provided further, how-ever, that if (x) the Merger occurs on or before October 31, 1996, (y) Borrower terminates this Agreement during the earlier of one (1) year immediately follow-ing the Merger or on or before August 31, 1997, and (z) there is no Event of Default that has occurred and is continuing, then Borrower shall not be required to pay an Early Termination Premium.

               3.7 Termination Upon Event of Default. If the Lender Group terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders lost profits as a result thereof, Borrower shall pay to Agent, for the ratable benefit of the Lenders, upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Pre-mium shall be presumed to be the amount of damages sustained by the Lenders as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium pro-vided for in this Section 3.7 shall be deemed included in the Obligations.

               3.8 Voluntary Reduction of Maximum Amount. Borrower shall have the option, at any time after the consummation of the Merger, to permanently reduce the Maximum Amount, without penalty or premium, so long as: (a) no Event of Default has occurred and is continuing; (b) the amount of such reduction is in an increment of

$5,000,000 and is equal to or less than $30,000,000; (c) all accrued but unpaid fees on such reduced portion of the Maximum Amount as are owing under Section
2.11 (b) and all Obligations in excess of the reduced Maximum Amount are concur-rently paid in full; and (d) such option may be exercised by Borrower only one time during the term hereof. Such voluntary reduction shall be applied to each Lender's Commitment on a pro rata basis so as to maintain each Lender's Pro Rata Share of all Lenders' Commitments.

        4.     CREATION OF SECURITY INTEREST.

               4.1 Grant of Security Interest. Borrower hereby grants to Agent for the benefit of the Lender Group a continuing Lien in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Liens of the Agent, for the benefit of the Lender Group, on the Collateral shall attach to all Collateral without further act on the part of the Lender Group or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business and the replacement of Equipment in the ordinary course of business, Borrower have no authority, express or implied, to dispose of any item or portion of the Collateral. Subject to Section 2.3(b), the secured claims of the Lender Group secured by the Collateral shall be of equal priority, and ratable according to the respective Obligations due each member of the Lender Group.

               4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Bor-rower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent for the benefit of the Lender Group.

               4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time, Agent or Agent's designee may (a) notify customers or Account Debtors of Borrower that Borrower's Accounts, General Intangibles, or Negotiable Collateral have been assigned to the Lender Group or that the Lender Group has a security interest therein, and (b) collect Borrower's Accounts, General Intangibles, and Negotiable Collateral directly and charge the out-of-pocket collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent for the benefit of the Lender Group in their original form as received by Borrower.

               4.4 Delivery of Additional Documentation Required. At any time upon the request of Agent, Borrower shall execute and deliver to Agent all fi-nancing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certifi-cates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Agent reasonably may request, in form reasonably satisfactory to Agent, to perfect and continue perfected the Lender Group's Liens on the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

               4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debt-ors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into the possession of any member of the Lender Group, (e) at any time that an Event of Default has occurred and is con-tinuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Bor-rower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower's attorney, and each and every one of Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligation to extend credit hereunder is terminated.

               4.6 Right to Inspect. Agent and Co-Agent (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Such inspections shall occur during normal business hours unless an Event of Default has occurred and is continuing or the Lender Group deems itself insecure in accordance with Section 1208 of the Code.

        5.     REPRESENTATIONS AND WARRANTIES.

               Borrower represents and warrants to the Lender Group as follows:

               5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

               5.2    Intentionally Omitted.

               5.3 Eligible Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality.

               5.4 Equipment. All of the Equipment owned by Borrower is used or held for use in Borrower's business and is fit for such purposes.

               5.5 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule E-1.

               5.6 Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost there-for.

               5.7 Location of Chief Executive Office; FEIN. The chief execu-tive office of Borrower is located at the address indicated in the preamble to this Agreement. Borrower's FEIN is 58-0382475. After the Merger, the chief executive office of Borrower may,upon notice to Agent in accordance with Section 6.13, be located at 4300 New Getwell Road, Memphis, Tennessee 38118.

               5.8    Due Organization and Qualification; Subsidiaries.

                      (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Change.

                      (b) Borrower does not presently have any direct or in-direct Subsidiaries.

               5.9    Due Authorization; No Conflict.

                      (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                      (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (ii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Per-mitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

                     (c) Other than the filing of appropriate financing state-ments, fixture filings, and the Mortgages, the execution, delivery, and perform-ance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                     (d) This Agreement and the Loan Documents, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforce-able against Borrower in accordance with their respective terms, except as en-forcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                     (e) The Liens granted by Borrower to the Lender Group on its properties and assets pursuant to the Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

               5.10 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent liti-gation, governmental investigations, or claims, complaints, actions, or prosecu-tions involving Borrower, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) mat-ters arising after the date hereof that, if decided adversely to Borrower, would not be reasonably likely to cause a Material Adverse Change.

               5.11 No Material Adverse Change. All financial statements re-lating to Borrower that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited finan-cial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

               5.12 Solvency. Borrower is Solvent, and as of the Closing Date, Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Borrower's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which Borrower is engaged. No trans-fer of property is being made by Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

               5.13 Employee Benefits. Except as provided in Schedule 5.13, each Plan (other than a Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA and the IRC, except where fail-ure to comply could not reasonably be expected to have a material adverse effect on the financial condition of Borrower. Each Plan intended to be qualified under Section401(a) of the IRC (other than a Multiemployer Plan) has been determined by the Internal Revenue Service to be so qualified, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no out-standing liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the fi-nancial condition of Borrower. No Benefit Plan subject to Title IV of ERISA has any unfunded benefit liability under Section 4001(a)(18) of ERISA (an "Unfunded Benefit Liability") which could reasonably be expected to have a material ad-verse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reason-ably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or
(y) any liability under Title IV of ERISA (other than premiums due but not de-linquent under Section 4007 of ERISA) with respect to a Benefit Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condi-tion of Borrower.

               5.14 Environmental Condition. Except as provided in Schedule 5.14, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the dis-posal of, or to produce, store, handle, treat, release, or transport, any Haz-ardous Materials. Except as provided in Schedule 5.14, none of Borrower's pro-perties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for environmental remediation pursuant to any environmental pro-tection statute. The Borrower has not received any notice that any lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the federal Environmental Protec-tion Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Haz-ardous Materials into the environment.

               5.15 Reliance by the Lender Group; Cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each extension of credit hereunder and shall be conclusively pre-sumed to have been relied on by the Lender Group regardless of any investigation made or information possessed by the Lender Group. The warranties and represen-tations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to the Lender Group.

        6.     AFFIRMATIVE COVENANTS.

               Borrower covenants and agrees that, so long as any credit here-under shall be available and until full and final payment of the Obligations, and unless the Lender Group shall otherwise consent in writing, Borrower shall do all of the following:

               6.1 Accounting System. Maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Agent. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to its Inventory.

               6.2 Collateral Reporting. Provide Agent with the following documents at the following times in form satisfactory to Agent: (a) as requested by Agent from time to time, daily flash sales results, (b) on Tuesday of each week for the week ending on the prior Saturday, a detailed calculation of the Borrowing Base with Inventory reports specifying Borrower's cost of its Inven-tory by category, (c) on a monthly basis, as soon as available but, in any event by no later than the twenty fifth (25th) day of each month during the term of this Agreement, a summary aging, by vendor, of Borrower's accounts payable and any book overdraft and an Inventory report specifying Borrower's cost of its Inventory by category, with additional detail showing additions to and deletions from its Inventory, (d) no less frequently than weekly, a report detailing all amounts due and payable by Borrower (i) to JBI Holding Company, Inc. ("JBI") pursuant to the License Agreement, dated December 1, 1994 between Borrower and JBI, together with all amounts receivable from JBI under the License Agreement,
(ii) to any consignor to Borrower of goods arising out of Borrower's sales of such consigned goods, together with all amounts receivable from such consignor arising out of such consignment relationship; and (e) such other reports as to the Collateral or the financial condition of Borrower as Agent may reasonably request from time to time.

               6.3 Financial Statements, Reports, Certificates. Deliver to Agent and Co-Agent: (a) as soon as available, but in any event within thirty
(30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audit-ed by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been pre-pared in accordance with GAAP. Borrower shall request its accountants to deliver to Agent and Co-Agent, concurrently with the completion of the above described annual statements, a certificate of such accountants addressed to Agent and Co-Agent stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management.

                   Together with the above, Borrower also shall deliver to Agent and Co-Agent Borrower's, and after the Merger, Fred's, Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower or Fred's, as applicable, with the Securities and Ex-change Commission, as soon as the same are filed, or any other information that is provided by Borrower or Fred's, as applicable, to its shareholders, and any other report reasonably requested by the Lender Group relating to the Collateral or the financial condition of Borrower.

                     Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Agent and Co-Agent a certificate in the form of Exhibit 6.3, addressed to the Lender Group and signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Agent hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 6.11 or Section 7.10 is to be tested, a certifi-cate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in Section 6.11 or Section 7.10, as applicable, and (iv) on the date of delivery of such certificate to Agent there does not exist any condition or event that constitutes a Default or Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                    Borrower shall have issued written instructions to its inde-pendent certified public accountants authorizing them to communicate with Agent and to release to

Agent whatever financial information concerning Borrower that Agent may reason-ably request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties (other than legal counsel) to deliver to Agent, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Agent any information they may have regarding Borrower's business affairs and financial conditions.

               6.4 Tax Returns. Cause to be delivered to Agent copies of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

               6.5    Intentionally Omitted.

               6.6 Returns. Returns and allowances, if any, as between Borrower and its customers shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execu-tion and delivery of this Agreement.

               6.7 Title to Equipment. Upon Agent's request, Borrower immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

               6.8 Maintenance of Equipment. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Except for Equipment that is encumbered by a Mortgage, and Equipment that may be purchased in accord-ance with Section 7.10, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

               6.9 Taxes. Except for Permitted Protests, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period. Except for Permitted Protests, Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, in-cluding those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish or cause to be furnished to Agent proof satisfactory to Agent indicating that Borrower has made such payments or deposits.

               6.10   Insurance.

                      (a) At its expense, Borrower shall keep the Collateral and the Real Property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordi-narily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Col-lateral and the Real Property, as well as insurance against larceny, embezzle-ment, and criminal misappropriation.

                     (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Agent. All such policies of insurance (except those of public liability and property damage in respect of real property) shall contain a lender's loss pay-able endorsement in a form reasonably satisfactory to Agent, showing Agent as loss payee thereof, as its interest appears, and shall contain a waiver of war-ranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Agent before canceling its policy for any reason. Bor-rower shall deliver to Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Agent for the benefit of the Lender Group to be applied on account of the Obligations.

               6.11 Financial Covenants. Prior to the Merger, maintain the following:

                      (a) Tangible Net Worth. Tangible Net Worth of not less than $24,000,000 as determined at the end of each fiscal quarter of each fiscal year of Borrower;

                      (b) Working Capital. Working Capital of not less than $40,000,000, measured on a fiscal quarter-end basis;

                      (c) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least one and one tenth to one (1.1:1.0), measured on a fiscal quarter-end basis; and

                      (d) Total Liabilities to Tangible Net Worth Ratio. A ratio of Borrower's total liabilities divided by Tangible Net Worth of not more than nine to one (9.0:1.0), measured on a fiscal quarter-end basis.

                      After the Merger, maintain the following:

                      (a) Tangible Net Worth. Tangible Net Worth of not less than $1,000,000 as determined at the end of each fiscal quarter of each fiscal year of Borrower;

                      (b) Working Capital. Working Capital of not less than $30,000,000, measured on a fiscal quarter-end basis;

                      (c) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least one to one (1.0:1.0), measured on a fiscal quarter-end basis; and

                      (d) Total Liabilities to Tangible Net Worth Ratio. A ratio of Borrower's total liabilities divided by Tangible Net Worth of not more than one hundred sixty to one (160:1.0) measured on a fiscal quarter-end basis.

                      In addition, Borrower's aggregate net losses after May 31, 1996 shall not exceed $10,000,000 (net of Non-Cash Losses, if any, recorded as a result of additional store closings (but in no event more than $250,000 per store closing or more than $2,500,000 for all such store closings in any fiscal year of Borrower) and non-cash losses resulting from accounting pronouncements issued after the Closing Date).

               6.12 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

               6.13 Location of Inventory and Equipment. Keep its Inventory and Equipment only at the locations identified on Schedule 6.13; provided, however, that Borrower may amend Schedule 6.13 so long as such amendment occurs by written notice to Agent not less than thirty (30) days prior to the date on which such Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provide any financing statements or fixture filings necessary to perfect and continue perfected the Liens of the Lender Group on such assets and also provides to Agent a Collateral Access Agreement. Borrower shall not keep any of its Inventory at a location owned by or leased to Fred's or any other of Fred's Affiliates, nor shall Borrower keep any Inventory of Fred's or any of Fred's Affiliates at any location owned by or leased to Borrower.

               6.14 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a Material Adverse Change.

               6.15   Employee Benefits.

                      (a) Furnish to the Agent (i) promptly, and in any event within thirty (30) Business Days after Borrower knows or has reason to know that an ERISA Event has occurred, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower or any ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or

PBGC shall be furnished to the Agent, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communica-tions received by or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within fifteen
(15) Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                     (b) Cause to be delivered to Agent, upon Agent's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distri-buted to employees or former employees of Borrower; (ii) the most recent deter-mination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affil-iate to each such plan and copies of the collective bargaining agreements re-quiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multi-employer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower under any Retiree Health Plan.

               6.16 Leases. Pay, or cause to be paid, when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Agent shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts against the Bor-rowing Base. To the extent that Agent does not receive Collateral Access Agree-ments for all of Borrower's locations on Schedule E-1 within sixty (60) days of the date hereof, Agent shall be entitled, in its reasonable discretion, to establish reserves against the Borrowing Base, in addition to any such reserves otherwise established under this Section 6.16, for the maximum amount of any potential liability of Borrower to those landlords who have not entered into such Collateral Access Agreements, under any applicable state statute providing for landlord liens, liens for distress or distraint or similar statutory provi-sions.

               6.17 Collateral Access Agreements. Borrower shall use its best efforts to obtain and deliver to Agent Collateral Access Agreements for all of Borrower's locations set forth on Schedule E-1. The failure to obtain any such Collateral Access Agreement after using best efforts shall not constitute an Event of Default.

        7.   NEGATIVE COVENANTS.

             Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following:

               7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                     (a)    Indebtedness evidenced by this Agreement;

                     (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Agent on or prior to the Closing Date (other than amounts owed to the Existing Lender that will be repaid on the Closing
Date);

                     (c)    Indebtedness secured by Permitted Liens; and

                     (d) refinancings, renewals or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or re-newal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals or extensions do not result in an in-crease in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or exten-sions do not result in an increase in the rate of interest charged (other than in the case of capital leases), an increase in the amortization (other than in the case of capital leases to the extent arising out of an increase in the rate of interest charged), a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended or the taking of additional collateral or guarantees, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness.

               7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement Liens only cover those assets or property that secured the original Indebtedness).

               7.3 Restrictions on Fundamental Changes. Except for the Merger and the reverse stock split contemplated by the Merger Agreement, enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or re-classify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person. In the case of a recapitalization of Borrower, such recapitalization shall not be completed without the prior written consent of Agent which consent shall not be unreasonably withheld.

               7.4 Extraordinary Transactions and Disposal of Assets. Enter into any transaction not in the ordinary and usual course of Borrower's busi-ness, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets other than (a) sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted, and (b) the opening or relocation by Borrower of up to ten (10) stores and the closing by Borrower of up to ten
(10) stores in any fiscal year.

               7.5 Change Name. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code) or identity, or add any new fictitious name.

               7.6 Guarantee. Except for indemnifications of directors and officers pursuant to Delaware law and Borrower's By-Laws, guarantee or otherwise become in any way liable with respect to the obligations of any third Person, except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Agent.

               7.7 Restructure. Make any change in its financial structure, the principal nature of its business operations (other than the addition of pharmacies to Borrower's stores), or the date of its fiscal year (other than to conform with Fred's after the Merger).

               7.8      Prepayments.

                      (a)   Except in connection with a refinancing permitted by
Section 7.1(d) prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness of Borrower owing to any third Person, other than the Obliga-tions in accordance with this Agreement; and

                      (b) directly or indirectly, amend, modify, alter, in-crease, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness per-mitted under Sections 7.1(b), (c), or (d).

               7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

               7.10 Capital Expenditures. Make capital expenditures where the aggregate amount of such capital expenditures in any fiscal year of Borrower is in excess of $8,000,000.

               7.11 Consignments. Consign any of Borrower's Inventory or sell any of Borrower's Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

               7.12 Distributions. Except for reasonable tax allocation pay-ments to Fred's following the Merger, and payments of not more than $400,000 in respect of shares as required to consummate the reverse stock split contemplated to occur in connection with the Merger, make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or pur-chase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

               7.13 Accounting Methods. Modify or change its method of accounting except as may be necessary to comply with GAAP.

               7.14 Investments. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities of (whether debt or equity), or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person except for the acquisition of pharmacy In-ventory and related assets made in accordance with all applicable federal, state and local laws and where the purchase price paid by Borrower for such pharmacy Inventory and related assets does not exceed $200,000, per acquisition, and would not, in the aggregate with all such other purchases made in the same Fiscal Year, exceed $1,200,000.

               7.15 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate except for:
(a) the Fred's Transactions; (b) reasonable tax allocation payments to Fred's following the Merger; and (c) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate; provided, however, that no trans-action between Borrower, on the one hand, and Fred's or any of Fred's Affil-iates, on the other hand, shall be permitted under this Section 7.15 if the por-tion of Borrower's aggregate net account receivable due from Fred's or such Affiliates relating to Fred's Transactions that is more than thirty (30) days old exceeds $250,000 outstanding at any one time.

               7.16 Suspension. Suspend or go out of a substantial portion of its business.

               7.17   Intentionally Omitted.

               7.18 Use of Proceeds. Use the proceeds of the Advances made hereunder for any purpose other than: (a) on the Closing Date, (i) to repay the outstanding principal, accrued interest, and accrued fees and expenses of Borrower owing to Existing Lender, and (ii) to pay transactional costs and ex-penses incurred in connection with this Agreement; and (b) thereafter, consist-ent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

               7.19 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Without thirty (30) days prior written notification to Agent, relocate its chief executive office to a new location, unless, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Liens of the Lender Group and also provides to Agent a Collateral Access Agreement. The Inventory and Equipment of Borrower shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent which consent shall not be unreasonably withheld.

               7.20 No Prohibited Transactions Under ERISA. Directly or indirectly:

                      (a) Engage in any prohibited transaction which is rea-sonably likely to result in a material civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemp-tion is not available or a private exemption has not been previously obtained from the Department of Labor;

                      (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                      (c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                      (d) terminate any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affil-iate under Title IV of ERISA;

                      (e) fail to make any required contribution or payment to any Multiemployer Plan;

                      (f) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                      (g) amend a Plan resulting in an increase in current liability for the plan year such that Borrower, any Subsidiary of Borrower, or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                      (h) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be ex-pected to result in a claim against or liability of Borrower, or any ERISA Affiliate in excess of $1,000,000.

               7.21 Merger. Notwithstanding anything to the contrary contain-ed in this Agreement or the Loan Documents, the Merger, as disclosed to the Lender Group as of the Closing Date, has been consented to by the Lender Group to the extent that such consent is necessary to avoid an Event of Default arising solely out of the consummation of the Merger.

        8.     EVENTS OF DEFAULT.

               Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

               8.1 If Borrower fails to pay when due and payable or when de-clared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations;

               8.2 If either Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sec-tion 6.2 which failure or neglect continues for five (5) or more days, or in the case of Sections 6.3, 6.4, 6.13, 6.15, or 6.16 which failure or neglect contin-ues for ten (10) or more days, or any other term, provision, condition, cove-nant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Borrower and the Lender Group;

               8.3 If there is a Material Adverse Change that is not solely a material adverse change in the financial operations or condition of Borrower at a time when all financial covenants under the relevant portions of Section 6.11 have been met;

               8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

               8.5    If an Insolvency Proceeding is commenced by Borrower;

               8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolv-ency Proceeding is not timely controverted; (c) the petition commencing the In-solvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, how-ever, that, during the pendency of such period, Agent and any other members of the Lender Group shall be relieved of any obligation to extend credit hereunder;
(d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

               8.7 If Borrower is enjoined, restrained, or in any way pre-vented by court order from continuing to conduct all or any material part of its business affairs;

               8.8 If a notice of Lien, levy, or assessment (other than a Permitted Lien) is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instru-mentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien (other than a Permitted Lien), whether choate or other-wise, upon any of an Borrower's properties or assets and the same is not paid on the payment date thereof; provided, however, that no such notice of Lien, levy, or assessment, and no such Lien, shall constitute an Event of Default hereunder to the extent that Borrower is diligently pursuing the cure thereof by appro-priate means and that (a) the aggregate amount in respect of all such Liens or notices under this provision is less than $50,000, (b) such Lien, levy or as-sessment is not a federal tax lien, and (c) such Lien, levy or assessment is satisfied within thirty (30) days of the date that it arose; provided further, however, that Agent may establish a reserve as provided under Section 10 during the pendency of such period;

               8.9 If a judgment or other claim becomes a Lien upon any mate-rial portion of Borrower's assets and such judgment is not satisfied or released within thirty (30) days of the date thereof.

               8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

               8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment in respect of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

               8.12 If any material misstatement or material misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by Borrower or any officer, employee, agent, or direct-or thereof, or if any such material warranty or material representation is with-drawn; or

               8.13 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) other than with respect to any Multiemployer Plan, the violation of any of the provisions of ERISA; (ii) other than with respect to any Multiemployer Plan, the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC;
(iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make;
(v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan; (vii) the receipt of a notice by the plan administrator of a Benefit Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under
Section 4980B of the IRC; or (b) the Unfunded Benefit Liability of all of the Benefit Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed $1,000,000.

        9.     THE LENDER GROUP'S RIGHTS AND REMEDIES.

               9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, pursuant to Sections 17.4 and
17.5 do one or more of the following on behalf of the Lender Group, all of which are authorized by Borrower:

                      (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

                      (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting the Lender Group's rights in and Liens on the Collateral and without affecting the Obligations;

                      (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers commercially reasonable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

                      (e)    Intentionally Omitted;

                      (f) Without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect the Lender Group's Liens on the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collate-ral, or any part of it, and to pay, purchase, contest, or compromise any Lien or charge that in Agent's determination appears to conflict with the Lender Group's Liens and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

                      (g) Without notice to Borrower (such notice being ex-pressly waived), and without constituting a retention of any collateral in sat-isfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Bor-rower held by the Lender Group (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

                      (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obliga-tions;

                      (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent hereby is granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

                      (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Col-lateral be present at any such sale;

                      (k) Agent shall give notice of the disposition of the Collateral as follows:

                             (1)  Agent shall give Borrower and each holder of a
security interest in the Collateral who has filed with Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made and the proposed terms of such sale;

                             (2)    The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least five
(5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Col-lateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

                             (3)    If the sale is to be a public sale, Agent
also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circu-lation in the county in which the sale is to be held;

                      (l) The Lender Group may credit bid and purchase at any public sale; and

                      (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.

               9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No ex-ercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

        10.    TAXES AND EXPENSES.

              Except for Permitted Protests, if Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased pro-perties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its discretion and without notice, may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses. Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group any Event of Default under this Agree-ment. Agent need not inquire as to, or contest the validity of, any such expense, tax, Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

        11.    WAIVERS; INDEMNIFICATION.

               11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpay-ment, notice of any default, nonpayment at maturity, release, compromise, set-tlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

               11.2 The Lender Group's Liability for Collateral. So long as the Lender Group complies with its obligations, if any, under Section 9207 of the Code, the Lender Group shall not in any way or manner be liable or responsi-ble for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or de-struction of the Collateral shall be borne by Borrower.

               11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, each Lender, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitt-ed by law) from and against any and all claims, demands, suits, actions, invest-igations, proceedings, and damages, and all reasonable attorneys fees and dis-bursements and other costs and expenses actually incurred in connection there-with (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, en-forcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any in-vestigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespec-tive of whether any Indemnified Person is a party thereto), or any act, omis-sion, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall not have any obli-gation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indem-nified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

        12.    NOTICES.

               Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational docu-ments which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, overnight courier, telefacsimile, or telegram (with messenger delivery speci-fied) to the relevant party at its address set forth below:

        If to Borrower:             ROSE'S STORES, INC.
                                    P.H. Rose Building
                                    218 South Garnett Street
                                    Henderson, North Carolina 27536
                                    Attn:  Ms. Jeanette R. Peters,
                                           Chief Financial Officer
                                    Fax No. 919.430.2930

        Prior to the merger
        with copies to:             PROSKAUER ROSE GOETZ & MENDELSOHN LLP
                                    Counsel to Rose's Stores, Inc.
                                    1585 Broadway
                                    New York, New York 10036-8299
                                    Attn:  Michael E. Foreman, Esq.
                                    Fax No. 212.969.2900

        After the Merger
        with copies to:             FRED'S INC.
                                    4300 New Getwell Road
                                    Memphis, Tennessee 38118
                                    Attn:  Mr. Bruce D. Smith,
                                           Chief Financial Officer
                                    Fax No. 901.365.6815

        And to:                     WARING COX
                                    50 North Front Street
                                    Suite 1300
                                    Memphis, Tennessee 38103
                                    Attn:  Samuel D. Chafetz, Esq.
                                    Fax No. 901.543.8006

        If to Agent or to the
        Lender Group in care of
        Agent:                      FOOTHILL CAPITAL CORPORATION
                                    11111 Santa Monica Boulevard
                                    Suite 1500
                                    Los Angeles, California 90025-3333
                                    Attn:  Business Finance Division Manager
                                    Fax No. 310.575.3435
        with copies to:             BUCHALTER, NEMER, FIELDS & YOUNGER
                                    601 South Figueroa Street, Suite 2400
                                    Los Angeles, California 90017-5704
                                    Attn:  Robert C. Colton, Esq.
                                    Fax No. 213.896.0400

        and to:                     PPM FINANCE, INC.
                                    225 West Wacker Drive, Suite 1200
                                    Chicago, Illinois 60606
                                    Attn:  F. John Stark, III
                                    Fax No. 312.635.0053

        and to:                     ANDERSON, KILL, OLICK & OSHINSKY P.C.
                                    1251 Avenue of the Americas
                                    New York, New York  10020-1182
                                    Attn:  Gloria J. Frank, Esq.
                                    Fax No. 212.278.1733


               The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to all other parties. All notices or demands sent in accordance with this Section 12, other than notices by the Lender Group in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower ac-knowledges and agrees that notices sent by the Lender Group in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

        13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

               THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN
ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN
DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE
LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS
AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF THE LENDER GROUP, IN ANY OTHER COURT IN WHICH THE LENDER GROUP SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS

AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY
HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS
CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR
STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP EACH REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH
KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        14.    DESTRUCTION OF BORROWER'S DOCUMENTS.

               All documents, schedules, invoices, agings, or other papers de-livered to the Lender Group may be destroyed or otherwise disposed of by the Lender Group four (4) months after they are delivered to or received by the Lender Group, unless Borrower requests, in writing, the return of said docu-ments, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

        15.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

               15.1    Assignments and Participations.

                      (a) Any Lender may, with the written consent of Agent, assign and delegate to one or more Eligible Transferees (each an "Assignee") all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connec-tion with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related in-formation with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and Agent an Assignment and Acceptance ("Assignment and Acceptance") in the form of Exhibit 15.1; and (iii) the assignor Lender or Assignee has paid to Agent for Agent's sole and separate account a processing fee in the amount of $2,500. Anything contained herein to the contrary notwith-standing, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

                      (b) From and after the date that Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations here-under have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obli-gations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obli-gations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee.

                      (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pur-suant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assign-ee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Agent, such assign-ing Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                     (d) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commit-ments of the assigning Lender pro tanto.

                      (e) Any Lender may at any time, with the written consent of Agent, which consent shall not be unreasonably withheld, sell to one or more Persons (a "Participant") participating interests in the Obligations, the Com-mitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that
(i) the Originating Lender's obligations under this Agreement shall remain un-changed, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Agent shall continue to deal solely and directly with the originating Lender in connection with the Originat-ing Lender's rights and obligations under this Agreement and the other Loan Doc-uments, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the sole and exclusive right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such participant is participating; (B) reduce the interest rate applicable to the Obligations here-under in which such Participant is participating; (C) release all or a material portion of the Collateral (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts out-standing under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; (vi) in the case of Foothill, Foothill, together with its parents, Subsidiaries, and Affiliates, retain for their own account, at all times, aggregate Commitments constituting not less than $20,000,000; and
(vii) in the case of Jackson, Jackson, together with its parents, Subsidiaries, and Affiliates, retain, for their own account, at all times, aggregate Commit-ments constituting not less than $40,000,000. The rights of any Participant shall only be derivative through the Lender with whom such Participant partici-pates and no Participant shall have any direct rights as to the other Lenders, Agent, Co-Agent, Borrower, the Collections, the Collateral, or otherwise in re-spect of the Advances. No Participant shall have the right to participate di-rectly in the making of decisions by the Lenders among themselves. The provi-sions of this Section 15.1(e) are solely for the benefit of the Lender Group, and Borrower shall have no rights as a third party beneficiary of any of the provisions in this Section.

                      (f) In connection with any such assignment or partici= pation or proposed assignment or participation, a Lender may disclose to a third party all documents and information which it now or hereafter may have relating to Borrower or Borrower's business, provided that such Lender enters into a con-fidentiality agreement with such third party in the form provided by Borrower to Agent prior to the Closing Date.

                      (g) Notwithstanding any other provision in this Agree-ment, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applic-able law.

               15.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provid-ed, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assign-ment shall be absolutely void. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and its rights and duties hereunder pursuant to Section 15.1 and, except as express-ly required pursuant to Section 15.1, no consent or approval by Borrower is required in connection with any such assignment.

        16.    AMENDMENTS; WAIVERS.

               16.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Agent, do any of the following:

                      (a)    increase or extend the Commitment of any Lender;

                      (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                      (c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

                      (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances which is required for the Lenders or any of them to take any action hereunder;

                      (e) increase the advance rate with respect to Advances (except for the restoration of an advance rate after the prior reduction there-of), or change Section 2.1(b);

                      (f) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

                      (g) release Collateral other than as permitted by Sec-tion 17.11;

                      (h) increase the sublimit for credit available against Eligible Inventory (currently contained in clause (y) of Section 2.1(a));

                      (i)    change the definition of "Required Lenders";

                      (j) release Borrower from any Obligation for the pay-ment of money; or

                      (k)    amend any of the provisions of Article 17.

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Co-Agent, as the case may be, affect the rights or duties of Agent or Co-Agent, respectively, under this Agreement or any other Loan Document; and, provided further, that the limitation contained in clause
(e) above shall not be deemed to limit the ability of Agent to make Advances or Agent Loans, as applicable, in accordance with the provisions of Sections 2.1(f), (g), or (k). The foregoing notwithstanding, any amendment, modifica-tion, waiver, consent, termination, or release of or with respect to any provi-sion of this Agreement or any other Loan Document that relates only to the re-lationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

               16.2 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Agent and/or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.

        17.    AGENT; THE LENDER GROUP.

               17.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Foothill as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express con-ditions contained in this Article 17. The provisions of this Article 17 are solely for the benefit of Agent and the Lenders; provided, however, that the provisions of Sections 17.10 and 17.11 also shall be for the benefit of Bor-rower. Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obliga-tions or liabilities shall be read into this Agreement or any other Loan Docu-ment or otherwise exist against Agent. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents, including, making the determinations contemplated by Section 2.1(b). The iden-tification of PPM Finance, Inc. as Co-Agent hereunder shall not create any rights in favor of it in such capacity, except as expressly set forth herein, nor subject it to any duties or obligations in such capacity. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Collateral, the Collections, and related matters; (b) execute and/or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim for Lenders other than Jackson or on behalf of Jackson with its written authorization, notices and other written agreements with respect to the Loan Documents; (c) make Advances for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and main-tain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Advances, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Ex-penses as Agent may deem necessary or appropriate for the performance and ful-fillment of its functions and powers pursuant to the Loan Documents.

               17.2 Delegation of Duties. Except as otherwise provided in this Section, Agent and Co-Agent may execute any of their duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent nor Co-Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section and without gross negligence or willful misconduct. The foregoing notwithstanding, neither Agent nor Co-Agent shall make any material delegation of duties to subagents or non-employee delegees without the prior written consent of Required Lenders (it being understood that routine delegation of such administrative matters as filing financing statements, or conducting appraisals or audits, is not viewed as a material delegation that requires prior Required Lender approval).

               17.3 Liability of Agent-Related Persons. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower, or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower, or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower, or any of Borrower's Subsidiaries or Affiliates.

               17.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, con-sent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be gen-uine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as applicable, and until such instructions are received, Agent shall act, or re-frain from acting, as it deems advisable so long as it is not grossly negligent or guilty of wilful misconduct. If Agent so requests, it shall first be indem-nified to its reasonable satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

               17.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of Agent, Co-Agent or the Lenders, except with respect to actual knowledge of the existence of an Overadvance, and except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has, or is deemed to have, actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders, Agent and Co-Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders; provided, however, that:

                     (a) Agent may not declare the Obligations immediately due and payable solely by reason of an Event of Default under Section 8.3 unless all Lenders request Agent to do so;

                     (b) At all times, Agent may propose and, with the consent of Required Lenders (which shall not be unreasonably withheld and which shall be deemed to have been given by a Lender unless such Lender has notified Agent to the contrary in writing within three (3) days of notification of such proposed actions by Agent) exercise, any remedies on behalf of the Lender Group other than declaring the Obligations immediately due and payable; and

                     (c) At all times, once Required Lenders or all Lenders, as the case may be, have approved the exercise of a particular remedy or pursuit of a course of action, Agent may, but shall not be obligated to, make all ad-ministrative decisions in connection therewith or take all other actions reason-ably incidental thereto (for example, if the Required Lenders approve the fore-closure of certain Collateral, Agent shall not be required to seek consent for the administrative aspects of conducting such sale or handling of Collateral).

               17.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent or Co-Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent and Co-Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regula-tory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, apprai-sals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to pro-vide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthi-ness of Borrower, and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

               17.7 Costs and Expenses; Indemnification. Agent or Co-Agent may incur and pay Lender Group Expenses to the extent Agent or Co-Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, but subject to any require-ments of the Loan Documents that it obtain any applicable consents or engage in any required consultation, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, wheth-er or not Borrower is obligated to reimburse Agent, Co-Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent or Co-Agent for such out-of-pocket costs and expenses prior to the distri-bution of any amounts to Lenders. In the event Agent or Co-Agent is not reim-bursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent or Co-Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the trans-actions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence, bad faith, or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent or Co-Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees and expenses) incurred by Agent or Co-Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent or Co-Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the pay-ment of all Obligations hereunder and the resignation or replacement of Agent.

               17.8 Agent and Jackson in Individual Capacity. Foothill, Jack-son and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and gene-rally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its

Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Foothill were not Agent hereunder and as if Jackson were not a Lender hereunder without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Foothill, Jackson or their respective Affil-iates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obliga-tions in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obliga-tions, which waiver Agent and Jackson will each use its reasonable best efforts to obtain), Agent and Jackson shall be under no obligation to provide such in-formation to them. With respect to the Agent Loans and Agent Advances, Foothill shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms "Lender" and "Lenders" include Foothill in its individual capacity.

               17.9 Successor Agent. Agent may resign as Agent upon forty five (45) days notice to the Lenders. If Agent resigns under this Agreement, Co-Agent shall have the option to become the successor Agent. If Co-Agent elects not to exercise its option to become the successor Agent, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. Agent may be removed by the Required Lenders and replaced by Co-Agent as suc-cessor Agent upon Agent's breach of or failure to perform any material provision of this Agreement or as provided under applicable law. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appoint-ment as Agent by the date which is forty five (45) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall neverthe-less thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above; In the absence of Agent and Co-Agent, for whatever reason, Borrower is deemed to have satisfied its reporting obligations under
Section 6.3 so long as Borrower provides the reports required to be provided by
Section 6.3 to any one of the Lenders.

               17.10  Withholding Tax.

                      (a) If any Lender is a "foreign corporation, partner-ship or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

                             (i)   if such Lender claims an exemption from, or a
reduction of, withholding tax under a United States tax treaty, properly com-pleted IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                             (ii)   if such Lender claims that interest paid
under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each suc-ceeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                             (iii)  such other form or forms as may be required
under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                      (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percent-age amount, Agent will treat such Lender's IRS Form 1001 as no longer valid.

                      (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Bor-rower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.

                      (d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsec-tion (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other docu-mentation an amount equivalent to the applicable withholding tax.

                      (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indem-nify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obli-gation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation of Agent.

               17.11  Collateral Matters.

                      (a) The Lenders hereby irrevocably authorize Agent, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations; and upon payment in full by Borrower of all Obligations under the Loan Documents, Agent shall deliver to Borrower, at Borrower's sole cost and expense, all UCC-3 termi-nation statements and any other documents necessary to terminate the Loan Docu-ments and release the Liens with respect to the Collateral; (ii) constituting property being sold or disposed of if a release is required or desirable in con-nection therewith and if Borrower certifies to Agent that the sale or disposi-tion is permitted under Section 7.4 of this Agreement or the other Loan Docu-ments (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower owned no interest at the time the security interest was granted or at any time thereafter; or (iv) con-stituting property leased to Borrower under a lease that has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not release any Lien on any Collateral without the prior writ-ten authorization of the Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; pro-vided, however, that (i) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or war-ranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                      (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower is cared for, protected or insured or has been encumbered, or that the Liens of the Lender Group have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

               17.12  Restrictions on Actions by Lenders; Sharing of Payments.

                      (a) Each of the Lenders agrees that it shall not, with-out the express consent of Agent, and that it shall, to the extent it is lawful-ly entitled to do so, upon the request of Agent, set off against the Obliga-tions, any amounts owing by such Lender to Borrower or any accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any se-curity interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

                      (b) Subject to Section 17.8, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of Bor-rower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender shall promptly (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in same day funds, as applicable, for the account of all of the Lenders and for applica-tion to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such ex-cess payment received shall be applied ratably as among the Lenders in accord-ance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

               17.13 Agency for Perfection. Agent and each Lender hereby ap-points Co-Agent and each other Lender as agent for the purpose of perfecting the Liens of the Lender Group in assets which, in accordance with Division 9 of the UCC can be perfected only by possession. Should Co-Agent or any Lender obtain possession of any such Collateral, Co-Agent or such Lender, as the case may be, shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

               17.14 Payments by Agent to the Lenders. All payments to be made by Agent to Co-Agent or the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to the instructions set forth on Schedule C-1, or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on revolving advances or otherwise.

               17.15  Concerning the Collateral and Related Loan Documents.
Each member of the Lender Group authorizes and directs Agent and Co-Agent to enter into this Agreement and the other Loan Documents relating to the Col-lateral, for the ratable benefit (subject to Sections 2.3(b) and 4.1) of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent, Co-Agent, Required Lenders, or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent, Co-Agent, Required Lenders, or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

               17.16 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By signing this Agree-ment, each Lender and Co-Agent:

                      (a) is deemed to have requested that Agent furnish Co-Agent or such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") pre-pared by Agent, and Agent shall so furnish Co-Agent and each Lender with such Reports;

                      (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

                      (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party perform-ing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower's books and records, as well as on representations of Borrower's personnel;

                      (d) agrees to keep all Reports and other material in-formation obtained by it pursuant to the requirements of this Agreement in ac-cordance with its reasonable customary procedures for handling confidential in-formation; it being understood and agreed by Borrower that in any event Co-Agent or such Lender may make disclosures (a) reasonably required by any bona fide potential or actual Assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by Co-Agent or such Lender of an interest herein or any participation interest in such Lender's rights hereunder,
(b) of information that has become public by disclosures made by Persons other than Co-Agent or such Lender, its Affiliates, assignees, transferees, or parti-cipants, or (c) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by ap-plicable law, statute, regulation, or court order, Co-Agent or such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and

                      (e) without limiting the generality of any other indem-nification provision contained in this Agreement, agrees: (i) to hold Agent, Co-Agent and any such other Lender preparing a Report harmless from any action the indemnifying Co-Agent or Lender may take or conclusion the indemnifying Co-Agent or Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Co-Agent or Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Agent, Co-Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, pro-ceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Agent, Co-Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Co-Agent or Lender.

In addition to the foregoing: (x) Any Lender or Co-Agent may from time to time request of Agent in writing that Agent provide to such Lender or Co-Agent a copy of any report or document provided by Borrower to Agent, and, upon receipt of such request, Agent shall provide a copy of same to such Lender or Co-Agent promptly upon receipt thereof; (y) To the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or informa-tion from Borrower, any Lender or Co-Agent may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's or Co-Agent's notice to Agent, whereupon Agent promptly shall request of Borrower the addi-tional reports or information specified by such Lender, and, upon receipt there-of, Agent promptly shall provide a copy of same to such Lender or Co-Agent; and
(z) Any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to Co-Agent and each Lender.

               17.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any Advances shall constitute the several (and not joint) obligations of the re-spective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such Advances not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing con-tained herein shall confer upon any Lender any interest in, or subject any Lend-er to any liability for, or in respect of, the business, assets, profits, loss-es, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of the Lend-er Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make Advances, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

        18.    GENERAL PROVISIONS.

               18.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and the Lender Group.

               18.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

               18.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

               18.4 Severability of Provisions. Each provision of this Agree-ment shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

               18.5   [Intentionally Omitted]

               18.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counter-part of this Agreement but the failure to deliver a manually executed counter-part shall not affect the validity, enforceability, and binding effect of this Agreement.

               18.7 Revival and Reinstatement of Obligations. If the incur-rence or payment of the Obligations by Borrower or the transfer by Borrower to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is re-quired to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

               18.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. In the event of a conflict between the terms of this Agreement and the terms of the Mortgages de-livered in connection herewith, the terms of the Loan Agreement shall control, provided, however, that the mere absence of a provision in this Agreement shall not be construed as in conflict with affirmative provisions in the Mortgages.

               18.9 Fred's Not Liable. Borrower, Agent, Co-Agent, and the Lenders agree that, irrespective of whether the Merger shall take place, Fred's does not presently have and will not incur as a result of the Merger, any obli-gations to the Lender Group arising out of this Agreement or the Loan Documents, nor is it guaranteeing any Obligations of Borrower.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                                    ROSE'S STORES, INC.,
                                    a Delaware corporation


                                    By  /s/ Jeanette R. Peters
                                    Title: Chief Financial Officer


                                    PPM FINANCE, INC.,
                                    a Delaware corporation, as Co-Agent


                                    By  /s/ Stuart Lissner
                                    Title: Vice President

                                    JACKSON NATIONAL LIFE INSURANCE
                                    COMPANY, a Michigan life insurance company, as a Lender

                                    By:    PPM AMERICA, INC.,
                                           a Delaware corporation,
                                           its attorney-in-fact


                                           By /s/ Stuart Lissner
                                           Title: Vice President


                                    FOOTHILL CAPITAL CORPORATION,
                                    a California corporation, as Agent
                                    and a Lender


                                    By  /s/ James Callas
                                    Title: Senior Vice President